UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2019

GIGCAPITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38320	82-3027430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2479 E. Bayshore Rd., Suite 200 Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

(650) 276-7040

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GIG	The NYSE Stock Market LLC
Warrants to receive one share of Common Stock	GIG.WS	The NYSE Stock Market LLC
Right to receive one-tenth of one share of Common Stock	GIG.RT	The NYSE Stock Market LLC
Units, each consisting of one share of Common Stock, one right and three-fourths of one warrant	GIG.U

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On October 3, 2019, GigCapital, Inc., a Delaware corporation (“GigCapital” or the “Company”), entered into a non-binding letter of intent (the “LOI”) with Yakira Capital Management (“Yakira”) for the acquisition of (i) the 408,750 shares of common stock of GigCapital currently held by Yakira (the “Initial Shares”), and (ii) the shares of common stock of GigCapital into which the 419,299 rights (NYSE: GIG.RT) currently held by Yakira (the “Initial Rights”) will convert upon the closing of GigCapital’s business combination (the “Business Combination”) with Kaleyra, S.p.A. (“Kaleyra”, which term also refers to the post-combination company). The date of the closing of the Business Combination is referred to herein as the “Business Combination Closing Date.” The Initial Rights will convert into 41,929 shares of common stock of GigCapital (the “Initial Right Shares”) upon the closing of the Business Combination. Prior to the Business Combination Closing Date, Yakira may, but is not obligated to, acquire an additional 500,000 shares of common stock of GigCapital (the “Additional Shares,” and together with the Initial Shares, the “Shares”) and 500,000 additional rights (the “Additional Rights” and together with the Initial Rights, the “Rights”). The Additional Rights may convert into an additional 50,000 shares of common stock of GigCapital (the “Additional Rights Shares,” and together with the Initial Rights Shares, the “Rights Shares”). The LOI pertains to the Rights, the Shares and the Rights Shares.

Rights and Rights Shares

Yakira will hold, and not offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge the Rights (including any transactions involving any derivative securities of Kaleyra and any Short Sales (as defined below) involving any of GigCapital and Kaleyra’s securities), and any Rights Shares that the Rights convert into, until the Rights Shares Closing Date (as defined below), including not to tender the Rights to GigCapital in response to any tender offer that GigCapital may commence for the Rights. For purposes of the LOI, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities and Exchange Act of 1934 (the “Exchange Act”), whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

GigCapital will agree not to enter into an agreement (binding or otherwise) with any other holder of the rights of GigCapital (including Greenhaven Road Capital Fund 1, LP, Greenhaven Road Capital Fund 2, LP, and Kepos Alpha Fund L.P.) to grant more favorable rights to such holder of the rights regarding such holder’s ability to offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge the rights of GigCapital (including engaging in any transactions involving any derivative securities of Kaleyra and any Short Sales involving any of GigCapital and Kaleyra’s securities), and any shares of common stock that the rights of GigCapital convert into, until the Rights Shares Closing Date, than those agreed to between GigCapital and Yakira in the LOI. If GigCapital does enter into such an agreement as described in the previous sentence, it will immediately notify Yakira and offer the same terms to Yakira.

Kaleyra will purchase the Rights Shares from Yakira at $1.05 per Right (which reflects $10.50 per Rights Share) (the “Rights Share Purchase Price”) as soon as practicable on or after the later of the sixtieth (60th) day after the Business Combination Closing Date or January 1, 2020 (the “Rights Shares Closing Date”). The Rights Shares Purchase Price is consideration for the purchase of the Rights Shares attributable to Yakira’s Rights and for Yakira’s agreement to the “lock-up”.

Yakira will have the right to terminate the agreement for Kaleyra to purchase the Rights Shares, without penalty, commencing on the thirtieth (30th) day after the Business Combination Closing Date and ending on the day prior to the Rights Shares Closing Date, by giving written notice to Kaleyra, in which case it will not be restricted after such time with respect to its ability to dispose of the Rights Shares (subject to the restrictions against transactions involving any derivative securities of Kaleyra and any Short Sales involving any of GigCapital and Kaleyra’s securities).

Shares

Except as described below, Yakira will also hold, and not offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge (including any transactions involving any derivative securities of Kaleyra and any Short Sales (as defined below) involving any of GigCapital and Kaleyra’s securities) the Shares prior to the six (6) month anniversary of the Business Combination Closing Date. Yakira will not redeem any of the Shares in conjunction with GigCapital’s stockholders’ approval of the Business Combination.

Notwithstanding anything to the contrary herein, commencing on the day after the Business Combination Closing Date, Yakira may sell the Shares at any per Share price above $10.50 per Share; provided, however, that prior to the six (6) month anniversary of the Business Combination Closing Date, Yakira may not engage in any hedge transactions (including engaging in any transactions involving any derivative securities of Kaleyra and any Short Sales involving any of GigCapital and Kaleyra’s securities).

If Yakira still owns Shares as of the four (4) month anniversary of the Business Combination Closing Date, Yakira may sell such Shares between the four (4) month anniversary and six (6) month anniversary of the Business Combination Closing Date to GigCapital for a per Share price (the “Shares Purchase Price”) equal to (a) the per share redemption amount of a share of common stock of GigCapital in connection with GigCapital’s stockholders’ approval of the Business Combination, plus (b) $0.03 per Share for each month following the Business Combination Closing Date that Yakira has held the Shares.

Following the closing of the Business Combination, Kaleyra will deposit into an escrow account, subject to an escrow agreement, with a nationally chartered bank the Shares Purchase Price. Kaleyra’s purchase of the Shares will be made with funds from the escrow. In the event that Yakira sells any Shares as provided for above, it shall provide notice to Kaleyra within three (3) business days of such sale, and Kaleyra may promptly release from the escrow for its use without restriction an amount equal to the pro rata portion of the escrow attributed to the Shares which Yakira has sold. In the event that Yakira chooses not to sell to Kaleyra any Shares that it owns as of the six (6) month anniversary of the Business Combination Closing Date, Kaleyra may promptly release all remaining funds from the escrow for its use without restriction.

The parties intend to negotiate and execute a definitive purchase agreement to reflect the above terms.

As previously disclosed in GigCapital’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2019, GigCapital intends to commence a cash tender offer for the outstanding rights which would be closed in conjunction with the closing of the Business Combination.

Pre-Commencement Communications

This Current Report on Form 8-K is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the Company’s rights. The anticipated tender offer described in this Current Report on Form 8-K has not yet commenced, and while the Company intends to commence the tender offer as soon as reasonably practicable upon the filing of the definitive proxy statement, and complete the tender offer, there can be no assurance that the Company will commence or complete the tender offer on the terms described in this press release, or at all. If the Company commences the tender offer, the solicitation and offer to buy the rights will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its rightsholders and file with the SEC. The full details of the tender offer, including complete instructions on how to tender rights, will be included in the offer to purchase, letter of transmittal and related materials, which will become available to rightsholders upon commencement of the tender offer.

Forward-Looking Statements

This Current Report on Form 8-K may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding the proposed transaction, the Business Combination, the proposed rights tender offer, the Company and Kaleyra. All statements, other than statements of historical facts, that address activities, events or developments that the Company and/or Kaleyra expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “believe” and “expect”. Such forward-looking statements include, but are not limited to, statements regarding the entry by the Company into a definitive purchase agreement with Yakira or its closing, closing of the Business Combination, potential capital alternatives or changes to the capital structure of the Company, including a tender offer of the rights, and the expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the Business Combination and future business plans of the Company and Kaleyra management teams. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are based on certain assumptions and analyses made by the management of the Company and/or Kaleyra in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on the Company and Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Company or Kaleyra will be those anticipated and actual results may differ materially from those expressed in this press release due to many factors such as, but not limited to, the ability to satisfy closing conditions for the Business Combination, including that the Company stockholders will approve the Business Combination, the ability of the combined company to meet the NYSE’s listing standards, and that the Company will have sufficient capital upon the approval of the Business Combination to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These statements speak only as of the date they are made and none of the Company and/or Kaleyra undertakes any obligation to update any forward-looking statements contained in this press release to reflect events or circumstances which arise after the date of this Current Report on Form 8-K.

No Offer or Solicitation

This Current Report on Form 8-K shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2019

By:	/s/ Dr. Avi S. Katz
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer, President and Executive Chairman of the GigCapital, Inc. Board